                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               U.S. CONCRETE, INC.
                               -------------------
                (Name of Registrant as specified in its charter)


                    (Name of Person(s) Filing Proxy Statement
                          if other than the Registrant)

               Payment of Filing Fee (check the appropriate box):

[X]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
        (1)      Title of each class of securities to which transaction applies:
        (2)      Aggregate number of securities to which transaction applies:
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        (4)      Proposed maximum aggregate value of transaction:
        (5)      Total fee paid:
[ ]     Fee paid previously with preliminary materials.
[ ]     Check box if any part of the fee is offset as provided by Exchange
        Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
        (1)      Amount previously paid:
        (2)      Form, Schedule or Registration Statement No.:
        (3)      Filing Party:
        (4)      Date Filed:

                        [U.S. CONCRETE LOGO APPEARS HERE]




                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              Tuesday, May 16, 2000
                                    9:00 a.m.

                                 Marriott Hotel
                              1750 West Loop South
                              Houston, Texas 77027

Dear Stockholder:

         We invite you to attend the Annual Meeting of Stockholders of U.S. Concrete, Inc. We will hold the meeting at the time and place noted above. At the meeting, we will ask you to:

1.       Elect three members to the Board of Directors to serve until 2003;

2.       Approve our 2000 Employee Stock Purchase Plan;

3. Ratify the appointment of Arthur Andersen LLP as our independent auditors for 2000; and

4. Vote on any other matters that may properly come before the Annual Meeting or any adjournment of the meeting.

         Our stockholders of record at the close of business on March 31, 2000, will be entitled to vote at the Annual Meeting and at any adjournment of the meeting. Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this proxy statement. Further, to be sure your vote counts and assure a quorum, please vote, sign, date and return the enclosed proxy card whether or not you plan to attend the meeting.

         We are distributing this proxy statement, the accompanying form of proxy and our Annual Report for 1999 beginning on or about April 18, 2000.


                                              By Order of the Board of Directors



                                              Donald C. Wayne
                                              Corporate Secretary
Houston, Texas
April 18, 2000

                               U.S. CONCRETE, INC.

                                 PROXY STATEMENT
                     FOR 2000 ANNUAL MEETING OF STOCKHOLDERS
                                 ---------------

                              QUESTIONS AND ANSWERS

Q:       WHAT AM I VOTING ON?
A:       You are voting on three proposals:
         o election of three members to our Board of Directors to serve until 2003;
         o  approval of our 2000 Employee Stock Purchase Plan; and
         o ratification of the appointment of Arthur Andersen LLP as our independent auditors for 2000.

Q:       WHO MAY VOTE?
A: All stockholders of record as of the close of business on March 31, 2000, are entitled to vote. Holders of our common stock are entitled to one vote per share. As of March 31, 2000, 21,252,430 shares of our common stock were outstanding and entitled to vote.

Q:       WHO MAY ATTEND THE MEETING?
A: All stockholders as of the record date, or their duly appointed proxies, can attend the meeting.

Q:       HOW DO I VOTE?
A:       You can vote in two ways:
         o  you may come to the Annual Meeting and cast your vote in person; or
         o you may vote by signing and returning the enclosed proxy card. If you do, the persons named on the card will vote your shares in the manner you indicate.

Q: WHAT HAPPENS IF I DO NOT INDICATE HOW I WISH TO VOTE ON ONE OR MORE OF THE PROPOSALS?
A: If you return your signed proxy card but do not indicate how you wish to vote, the persons named as proxies will vote your shares FOR election of all the nominees for director (Proposal No. 1), FOR the 2000 Employee Stock Purchase Plan (Proposal No. 2) and FOR ratification of the appointment of Arthur Andersen LLP (Proposal No. 3). We are unaware of any other matters to come before the Annual Meeting. If they do, the proxy holders will vote the proxies in their best judgment.

Q:       WHAT IF I VOTE BY PROXY AND THEN CHANGE MY MIND?
A:       You can revoke your proxy at any time before the Annual Meeting by:
         o writing to U.S. Concrete's Secretary at the mailing address in the answer to the last question on the next page;
         o delivering a properly executed proxy dated after the date of the proxy you want to revoke; or o attending the Annual Meeting and casting your vote in person.

Q: WHEN DID U.S. CONCRETE FIRST DISTRIBUTE THIS PROXY STATEMENT AND THE ACCOMPANYING FORM OF PROXY TO STOCKHOLDERS?
A: We first distributed to our stockholders this proxy statement and the accompanying form of proxy on or about April 18, 2000.

Q:       WHAT CONSTITUTES A QUORUM?
A: The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the meeting constitutes a quorum. We need a quorum of stockholders to hold a valid Annual Meeting. If you have properly signed and returned your proxy card, you will be considered part of the quorum. We will count abstentions and broker non-votes as present for the purpose of establishing a quorum. A broker non-vote occurs when a broker votes on some matters on the proxy card, but not on others because the broker does not have the authority to do so. If a quorum is not present, the holders of a majority of the shares of common stock present in person or by proxy at the Annual Meeting have the power to adjourn the meeting, without notice other than an announcement at the meeting, until the required quorum is present.

Q: WHAT VOTE IS REQUIRED FOR THE PASSAGE OF EACH OF THE PROPOSALS UP FOR CONSIDERATION AT THE ANNUAL MEETING?
A: Directors are elected by a plurality of the shares of common stock present in person or by proxy and voting at the meeting. Abstentions and broker non-votes will have no effect on the vote for directors. Approval of the 2000 Employee Stock Purchase Plan requires the affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote at the meeting. Ratification of Arthur Andersen LLP as our independent auditors for 2000 requires the affirmative vote of a majority of the votes cast on the proposal. Generally, other actions require the affirmative vote of a majority of shares of common stock present in person or by proxy and entitled to vote at the meeting. Abstentions will have the same effect as voting against all proposals other than director elections, while broker non-votes will have no impact on proposals since they are not considered shares entitled to vote.

Q:       WHO WILL COUNT THE VOTES?
A: Representatives of American Stock Transfer & Trust Company will tabulate the votes.

Q:       WHAT SHARES ARE INCLUDED ON THE PROXY CARD?
A: The shares listed on your card represent all the shares of common stock held in your name (as distinguished from shares held by a broker in "street" name). You will receive a separate card from your broker if you hold shares in "street" name.

Q:       WHAT DOES IT MEAN IF I GET MORE THAN ONE PROXY CARD?
A: It indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should vote each of the proxy cards to ensure that all your shares are voted.

Q:       WHAT IS U.S. CONCRETE'S MAILING ADDRESS?
A: Our mailing address is U.S. Concrete, Inc., 1300 Post Oak Blvd., Suite 1220, Houston, Texas 77056.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table shows the beneficial ownership of our common stock as of March 31, 2000, by (i) each person we know who beneficially owns more than 5% of the shares of our common stock, (ii) each of our directors, (iii) our chief executive officer and each of our other executive officers whose salary and bonus for 1999 exceeded $100,000 and (iv) all our directors and executive officers as a group.


                                                                                SHARES OF COMMON STOCK
                                                                                  BENEFICIALLY OWNED
                                                                              --------------------------
                  Name                                                            NUMBER       PERCENT
                  ----                                                        ------------- ------------
        Robert S. Walker(1)                                                       2,239,338      10.54%
        Robert S. Beall(2)                                                        1,648,022       7.75%
        William T. Albanese(3)                                                    1,353,574       6.37%
        Thomas J. Albanese(4)                                                     1,313,574       6.18%
        Neil J. Vannucci                                                            897,667       4.22%
        Vincent D. Foster(5)                                                        490,874       2.31%
        Michael D. Mitschele                                                        425,529       2.00%
        Eugene P. Martineau(6)                                                      370,505       1.74%
        Murray S. Simpson(7)                                                        317,333       1.45%
        Michael W. Harlan(8)                                                        193,750           *
        John R. Colson(9)                                                            45,000           *
        Peter T. Dameris(10)                                                         42,763           *
        Directors and executive officers as a group                               6,448,833      30.03%
        (12 persons)(11)

----------------
*     Less than 1%

(1) Includes shares deemed beneficially owned by Mr. Walker as co-trustee of the Walker Family Trust and as general partner of Karob Investment Co., L.P. The address for Mr. Walker is 755 Stockton Avenue, San Jose, California 95126.
(2) Includes 61,802 shares deemed beneficially owned by Mr. Beall as trustee of the Allison Beall 1999 Trust, 61,802 shares deemed beneficially owned by Mr. Beall as trustee of the Logan Beall 1999 Trust, 65,669 shares deemed beneficially owned by Mr. Beall as trustee of the Allison Beall Descendants' 1999 Trust and 65,669 shares deemed beneficially owned by Mr. Beall as trustee of the Logan Beall Descendants' 1999 Trust. The address for Mr. Beall is 2725 Premier Street, Ft. Worth, Texas 76111.
(3) Includes shares deemed beneficially owned by Mr. Albanese as co-trustee of the William T. Albanese 1981 Trust and as the manager of WTA Investments, LCC. The address for Mr. Albanese is 755 Stockton Avenue, San Jose, California 95126.
(4) Includes shares deemed beneficially owned by Mr. Albanese as co-trustee of the Thomas J. Albanese Trust. The address for Mr. Albanese is 755 Stockton Avenue, San Jose, California 95126.
(5) Includes options to purchase 10,000 shares of common stock, 105,784 shares owned by Main Street Merchant Partners II, L.P., a merchant banking firm of which Mr. Foster is a managing director, 10,000 shares owned by Falcon Investors, G.P. and 300 shares deemed beneficially owned by Mr. Foster as Custodian under the Texas Uniform Gifts to Minors Act. Mr. Foster disclaims beneficial ownership of the 105,784 shares owned by Main Street Merchant Partners II, L.P.
(6)   Includes options to purchase 56,250 shares of common stock.
(7) Includes 118,219 shares owned by the MSS 1998 GRAT of which Mr. Simpson's wife serves as trustee, 118,219 shares deemed beneficially owned by Mr. Simpson as trustee of the CSS 1998 GRAT, 50,044 shares deemed beneficially owned by Mr. Simpson as custodian for his grandchildren and options to purchase 10,000 shares of common stock. Mr. Simpson disclaims beneficial ownership of the 118,219 shares owned by the MSS 1998 GRAT.

(8) Includes options to purchase 43,750 shares of common stock and 50,000 shares owned by Mr. Harlan as trustee of the Michael and Bonnie Harlan 1996 Trust.

(9) Includes options to purchase 10,000 shares of common stock and 10,000 shares owned by Falcon Investors, G.P.

(10)  Includes options to purchase 10,000 shares of common stock.

(11)  Includes options to purchase 172,500 shares of common stock.

      All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated. The number of shares and percentage of ownership for each person listed and for the directors and executive officers as a group assumes that shares of common stock that those persons may acquire within 60 days are outstanding unless otherwise indicated.


                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

         Our certificate of incorporation divides our Board into three classes (Class I, Class II and Class III), having staggered terms of three years each. The present term of office of the directors in Class I will expire at the Annual Meeting.

         The Board has selected Eugene P. Martineau, Michael W. Harlan and Peter
T. Dameris, each of whom currently serves on the Board, as nominees for election at the Annual Meeting. The respective terms of our current directors and nominees for director expire on the dates set forth below. Information regarding their ages and backgrounds also is set forth below.

         Assuming the presence of a quorum, the election of any director requires the favorable vote of the holders of a plurality of the shares of common stock present and voting, in person or by proxy, at the Annual Meeting. Any abstentions or broker non-votes will not affect the vote. IF YOU PROPERLY SIGN AND RETURN THE ENCLOSED PROXY, AND UNLESS YOU WITHHOLD AUTHORITY TO VOTE FOR ONE OR MORE OF THE NOMINEES, THE PERSONS NAMED AS PROXIES WILL VOTE FOR THE ELECTION OF THE NOMINEES LISTED BELOW. We do not expect that any of the nominees will refuse or be unable to act as a director of U.S. Concrete for the term specified. If, however, any nominee becomes unable or unwilling to serve as a director, the persons named as proxies intend to vote the proxy shares for the election of any other person the Board of Directors may designate.

CLASS I DIRECTORS WHOSE TERMS EXPIRE
AT THE 2000 ANNUAL MEETING AND
NOMINEES FOR ELECTION FOR TERMS
EXPIRING AT THE 2003 ANNUAL MEETING         AGE                  POSITION(S) HELD
-----------------------------------         ---                  ----------------
Eugene P. Martineau                         60     Director, Chief Executive Officer and President

Michael W. Harlan                           39     Director, Senior Vice President and Chief  Financial Officer

Peter T. Dameris                            40     Director

CLASS II DIRECTORS WHOSE TERMS EXPIRE
AT THE 2001 ANNUAL MEETING                  AGE                  POSITION(S) HELD
--------------------------                  ---                  ----------------
Vincent D. Foster                           43     Director and Chairman of the Board

Michael D. Mitschele                        43     Director and President of Baer Concrete, Inc.

John R. Colson                              52     Director

CLASS III DIRECTORS WHOSE TERMS EXPIRE
AT THE 2002 ANNUAL MEETING                  AGE                  POSITION(S) HELD
--------------------------                  ---                  ----------------
William T. Albanese                         56     Director and President of Central Concrete Supply Company

Robert S. Walker                            57     Director and Executive Vice President of Central Concrete
                                                   Supply Company

Neil J. Vannucci                            63     Director

Murray S. Simpson                           62     Director


         Eugene P. Martineau has served as our Chief Executive Officer and President since September 1998 and as one of our directors since March 1999. Mr. Martineau has over 30 years of experience in the ready-mixed concrete industry. From 1992 until joining us, he served as Executive Vice-President for the Concrete Products Group of Southdown, Inc., a publicly traded, integrated cement and ready-mixed concrete company. From April 1990 through March 1992, Mr. Martineau served as Vice President and General Manager of Southdown's Florida Mining and Materials. Prior to March 1992, Mr. Martineau held various executive management positions with Allied Ready Mix, Inc., Ready Mix Concrete Company, the Lehigh Portland Cement Company and Allied Products Company. Mr. Martineau has served as a director of the National Ready-Mixed Concrete Association since January 2000, and also served as a director and member of the Executive Committee of the NRMCA from 1996 until May 1999. He served as chairman of the NRMCA's Promotion Committee from 1997 through March 1999. From 1994 through 1997, Mr. Martineau served as the National Director of RMC 2000.

         Michael W. Harlan has served as our Senior Vice President and Chief Financial Officer since September 1998 and as one of our directors since March 1999. Mr. Harlan also served as our Secretary from September 1998 to August 1999. Mr. Harlan served as Senior Vice President and Chief Financial Officer of Apple Orthodontix, Inc., an orthodontic practice management company, from March 1997 to August 1998. From December 1996 to February 1997, Mr. Harlan served as a consultant to Apple Orthodontix on financial and accounting matters. In January 2000, approximately 17 months after Mr. Harlan departed from Apple Orthodontix, Apple Orthodontix filed a voluntary case under chapter 11 of the federal bankruptcy code. From April 1991 through December 1996, Mr. Harlan held various positions in the finance and acquisitions departments, including Treasurer from September 1993 to December 1996, of Sanifill, Inc., a publicly traded international environmental services company USA Waste Services, Inc. acquired in 1996. From May 1982 through April 1991, he held various positions in the tax and corporate financial consulting services division of Arthur Andersen LLP, where he had been a manager since July 1986. Mr. Harlan is also a director of Waste Connections, Inc., a solid waste services company. Mr. Harlan is a certified public accountant.

         Peter T. Dameris has served as one of our directors since May 1999. Mr. Dameris has served as Chairman of the Board of Directors and Chief Executive Officer of Metamor Worldwide, Inc., an information technology services company, since September 1999, where he also served as Executive Vice President of Corporate Development and Secretary from 1998 to September 1999, as Senior Vice President, General Counsel and Secretary from September 1996 to 1998 and as Vice President, General Counsel and Secretary from January 1995 to September 1996. Before joining Metamor Worldwide, Inc. in January 1995, Mr. Dameris was a partner with the law firm of Cochran, Rooke and Craft, LLP, with whom he had been associated since June 1989. Mr. Dameris is also a director of Xpedior Incorporated, an internet technology solutions company.

         Vincent D. Foster has served as one of our directors since August 1998 and became nonexecutive Chairman of the Board of Directors in May 1999. Mr. Foster is a Senior Managing Director of Main Street Equity Ventures II, L.P., a merchant banking firm. Since February 1998, Mr. Foster has served as nonexecutive Chairman of the Board of Directors of Quanta Services, Inc., a consolidator in the electrical and telecommunications contracting industry, which Main Street organized. From September 1988 through October 1997, Mr. Foster was a partner of Andersen Worldwide and Arthur Andersen LLP, where he served as the director of the corporate finance practice and the mergers and acquisitions practice in the southwestern United States. Mr. Foster specialized in structuring and executing "roll-up" transactions and in providing merger and acquisition and corporate finance advisory services to clients in consolidating industries. Mr. Foster is also a director of Carriage Services, Inc., a death-care company. Mr. Foster holds a J.D. degree and is a certified public accountant.

         Michael D. Mitschele has served as one of our directors since May 1999 and has served as President of Baer, one of our subsidiaries, since 1986. Previously, he served in various other capacities for Baer since 1972. Mr. Mitschele is a founding board member of the New Jersey Concrete and Aggregate Association. He has served as a member of the NRMCA for over 20 years and has held several leadership positions with the NRMCA, including service as a member of its board of directors for two terms, and Chairman of its membership committee and visionary leadership taskforce and service on its financial management committee.

         John R. Colson has served as one of our directors since May 1999 and has served as Chief Executive Officer of Quanta Services, Inc. since December 1997. From 1991 to February 1998, he served as President of PAR Electrical Contractors, Inc., a company that Quanta Services, Inc. acquired in February 1998. Mr. Colson is also a director of Quanta Services, Inc.

         William T. Albanese has served as one of our directors since May 1999 and has served as President of Central, one of our subsidiaries, since 1987. Previously, he served in various other capacities for Central since 1966.

         Robert S. Walker has served as one of our directors since May 1999 and has served as Executive Vice President of Central since May 1999. From 1965 until May 1999, Mr. Walker served as President of Walker's, one of our subsidiaries.

         Neil J. Vannucci has served as one of our directors since May 1999. From 1995 until May 1999, Mr. Vannucci served as President of Bay Cities, one of our subsidiaries. Previously, he served as Vice President of Bay Cities since October 1982. Before joining Bay Cities, Mr. Vannucci was a self-employed, registered architect. Mr. Vannucci also serves as a Director of First National Bank of Northern California, a publicly traded financial institution.

         Murray S. Simpson has served as one of our directors since May 1999. From 1975 until 1991, Mr. Simpson served as President and Chief Executive Officer of Super Concrete Corporation. Following that company's merger with British construction materials producer Evered, plc, which is now known as Aggregate Industries, plc, Mr. Simpson served in various roles, including Executive Vice President, Corporate Development, for its United States operations and Director and Counsel for its mid-Atlantic area subsidiary, Bardon, Inc. Mr. Simpson has served on the board of directors of the NRMCA for 19 years and as chairman of the board from 1997 to 1998. He has also served as a director of the National Aggregates Association.

         YOUR BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE THREE PERSONS NOMINATED ABOVE FOR ELECTION AS DIRECTORS.

                  INFORMATION CONCERNING THE BOARD OF DIRECTORS
                                 AND COMMITTEES

DIRECTOR MEETINGS

         Our Board met twice and took action by unanimous written consent on 10 occasions during 1999. Mr. Dameris did not attend one meeting of our Board. Our Board has five standing committees: an Audit Committee; a Compensation Committee; an Acquisitions Committee; an Executive Committee; and a Nominating Committee.

         AUDIT COMMITTEE

         The Audit Committee, which met once during 1999, consists of Messrs. Dameris, Colson and Simpson. The Audit Committee:

         o makes recommendations to the Board regarding the selection of independent auditors;
         o reviews the results and scope of the audit and other services provided by our auditors; and
         o  evaluates our financial and accounting control functions.

         COMPENSATION COMMITTEE

         The Compensation Committee, which did not meet but took action by unanimous written consent on 15 occasions during 1999, consists of Messrs. Foster, Dameris and Colson. The Compensation Committee:

         o administers our incentive compensation plans and the issuance of stock under our 1999 Incentive Plan; and
         o determines salaries for executive officers and incentive compensation for senior employees and other key management personnel.

For additional information concerning the Compensation Committee, see "Report from the Compensation Committee Regarding Executive Compensation."

         ACQUISITIONS COMMITTEE

         The Acquisitions Committee, which did not meet but took action by unanimous written consent on seven occasions during 1999, consists of Messrs. Foster, Martineau, Harlan, Albanese and Vannucci. The Acquisitions Committee:

         o reviews and monitors the strategic direction of our acquisition program; and
         o has the authority to approve acquisitions that do not involve consideration exceeding limits established by our Board.

         EXECUTIVE COMMITTEE

         The Executive Committee, which neither met nor took action by unanimous written consent during 1999, consists of Messrs. Foster, Martineau, Harlan, Simpson, Albanese and Walker. The Executive Committee has such authority as is delegated to it from time to time by the full Board. The Board delegated no authority to the Executive Committee during 1999.

         NOMINATING COMMITTEE

         The Nominating Committee, which neither met nor took action by unanimous written consent during 1999, consists of Messrs. Simpson, Walker, Mitschele and Dameris. The Nominating Committee:

         o  interviews and evaluates new candidates for director of U.S.
            Concrete;
         o recommends to the full Board all nominees for election to the Board by our stockholders; and
         o recommends directors to be elected by the Board to fill vacancies on the Board.

The Nominating Committee will consider nominees recommended by stockholders. Stockholders may submit nominations to the Nominating Committee in care of Corporate Secretary, U.S. Concrete, Inc., 1300 Post Oak Blvd., Suite 1220, Houston, Texas 77056.

DIRECTOR COMPENSATION

         We pay to each of our nonemployee directors fees of $1,000 for each Board meeting and $500 for each Board committee meeting the director attends, unless the committee meeting is held on the same day as a Board meeting. We also periodically grant nonemployee directors options to purchase shares of common stock pursuant to our 1999 Incentive Plan. We do not pay any additional compensation to our employees for serving as directors, but we reimburse all directors for out-of-pocket expenses they incur in connection with attending Board and Board committee meetings or otherwise in their capacity as directors.


                               EXECUTIVE OFFICERS

         The following table provides information about our current executive officers and key employees:

NAME                                   AGE                  POSITION(s) HELD
----                                   ---                  ----------------
Eugene P. Martineau                    60       Director, Chief Executive Officer and President
Michael W. Harlan                      39       Director, Senior Vice President and Chief Operating Officer
William T. Albanese                    56       Director and President of Central Concrete Supply Company
Raymond C. Turpin                      62       Vice President - Technical Marketing and Development *
Terry Green                            52       Vice President - Operational Integration *
Charles W. Sommer                      35       Vice President and Controller
Donald C. Wayne                        33       Vice President, Secretary and General Counsel

-----------------
    *  Key employee.

         For a description of the business backgrounds of Messrs. Martineau, Harlan and Albanese, see "Election of Directors" above.

         Raymond C. Turpin has served as our Vice President - Technical Marketing and Development since January 2000. Mr. Turpin has over 35 years of experience in the construction materials industry. From 1988 until joining us, he was Director of Technical Service and New Product Development of Blue Circle Cement, North America, a producer and supplier of cement to the construction industry. From 1984 until 1988, Mr. Turpin served as Technical Director of Williams Brothers Concrete, which was acquired by Blue Circle Cement in 1986, supervising the manufacture of chemical admixtures for concrete. From 1972 until 1984, Mr. Turpin was self employed as a consultant to the concrete industry, and during that time developed two patents relating to the use of fly ash in concrete.

          Terry Green has served as our Vice President - Operational Integration since May 1999. Mr. Green has managed the operations of ready-mixed concrete producers and other transportation related businesses for over 20 years. From August 1998 until May 1999, he served as Vice President of Maintenance for Armellini Express Lines, Inc. From January 1989 until June 1998, Mr. Green served as Director of Maintenance, Equipment and Purchasing for the concrete products division of Southdown, Inc. From 1980 until 1989, Mr. Green held various positions with Kraft, Inc., serving as Private Fleet Operations Manager from 1988 until 1989.

         Charles W. Sommer has served as our Corporate Controller since March 1999 and as Vice President since June 1999. From February 1997 through March 1999, Mr. Sommer was Corporate Controller of Apple Orthodontix, Inc. From February 1996 through January 1997, Mr. Sommer was the Corporate Controller of Metamor Worldwide, Inc. From November 1993 through February 1996, Mr. Sommer was Assistant Corporate Controller of Sanifill, Inc. and from July 1986 through November 1993, he held various positions in the audit division of Arthur Andersen LLP, where he had been a manager since July 1990. Mr. Sommer is a certified public accountant.

         Donald C. Wayne has served as our Vice President and General Counsel since May 1999 and as our Secretary since August 1999. From October 1994 until joining us, Mr. Wayne served as an attorney with the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. Mr. Wayne holds an M.B.A. and a J.D. degree.


                    EXECUTIVE COMPENSATION AND OTHER MATTERS

SUMMARY COMPENSATION TABLE

         The following table sets forth the compensation we paid during 1999 to our chief executive officer and the two other executive officers receiving salary compensation in excess of $100,000 in 1999 (the "named executive officers"). We did not pay any bonus compensation to the named executive officers during 1999.

                                                                                     LONG-TERM COMPENSATION
 NAME AND PRINCIPAL POSITION                                 SALARY(1)              SHARES UNDERLYING OPTIONS
----------------------------                                 ---------              -------------------------
Eugene P. Martineau, Chief Executive Officer                  $137,500                       225,000
Michael W. Harlan, Chief Financial Officer                     137,500                       175,000
William T. Albanese, President of Central                      116,667                            --

---------------
(1) We have employment agreements with each named executive officer which provide for annualized base compensation in the amounts of $150,000 for Mr. Martineau, $150,000 for Mr. Harlan and $200,000 for Mr. Albanese.


OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth information regarding stock options we granted during 1999 to each of the named executive officers:

                                                INDIVIDUAL GRANTS
                          -----------------------------------------------------------
                                                                                          POTENTIAL REALIZABLE VALUE
                                                                                            AT ASSUMED ANNUAL RATES
                                              PERCENTAGE OF                               OF STOCK PRICE APPRECIATION
                           NUMBER OF SHARES   TOTAL OPTIONS     EXERCISE                       FOR OPTION TERM(4)
                          UNDERLYING OPTIONS    GRANTED IN     PRICE (PER  EXPIRATION     ---------------------------
          NAME                GRANTED(1)      FISCAL 1999(2)    SHARE)(3)     DATE           5%            10%
          ----            ------------------  ---------------  ----------  ----------     -------------  ------------
Eugene P. Martineau             225,000           15.79%         $8.00      5/25/09       $1,132,010    $2,868,728
Michael W. Harlan               175,000            12.28          8.00      5/25/09          880,452     2,231,233
William T. Albanese                  --               --            --           --           --            --

---------------
(1) The options become exercisable in annual increments of 25% beginning on the first anniversary of the grant date and expire 10 years from the grant date or earlier on termination of employment.
(2) Based on an aggregate of 1,425,156 shares subject to options granted in 1999 to our employees, directors and consultants, including the named executive officers.
(3) We granted options at an exercise price equal to the fair market value of our common stock on the grant date.
(4) The potential realizable value assumes an annual rate of appreciation of 5% and 10% for 10 years. Actual gains, if any, will depend on the future performance of our common stock.

1999 YEAR-END OPTION VALUES

         The following table details the number and value of securities underlying unexercised options held by the named executive officers at December 31, 1999:

                                            NUMBER OF SHARES UNDERLYING           VALUE OF UNEXERCISED IN-THE-
                                              UNEXERCISED OPTIONS AT                    MONEY OPTIONS AT
                                                 DECEMBER 31, 1999                    DECEMBER 31, 1999(1)
                                       ------------------------------------   ----------------------------------
 NAME                                     EXERCISABLE        UNEXERCISABLE       EXERCISABLE       UNEXERCISABLE
 ----                                  -----------------  -----------------   ----------------- ----------------
 Eugene P. Martineau...............              --            225,000                --                 --

 Michael W. Harlan.................              --            175,000                --                 --

 William T. Albanese...............              --                 --                --                 --

---------------

(1) Based on the closing price of $6.00 for our common stock on The Nasdaq Stock Market(R)on December 31, 1999.

EMPLOYMENT AGREEMENTS

         We have entered into employment agreements with Messrs. Martineau, Harlan and Albanese. Each of these agreements:

         o  provides for an annual minimum base salary;

         o entitles the employee to participate in all our compensation plans in which our executive officers participate; and

         o  has an initial term of three years.

         Each agreement is subject to an automatic daily extension beginning in the third year of the initial term so that, beginning with that third year, the agreement provides for a continuous one-year term, subject to the right of either party to terminate the employee's employment at any time. If we terminate that employment without cause or the employee terminates that employment for good reason, we generally must pay to the employee monthly for the longer of (1) the balance of the initial term or (2) one year following the date the notice of termination is given, the amount equal to one-twelfth of the employee's average annual cash compensation during the two years preceding the date the notice of termination is given. In the case of Mr. Martineau's agreement, the severance period will extend for three years if we terminate him other than for cause. In each of Messrs. Martineau's and Harlan's agreement, "good reason" includes a change of control of our company. If a change of control occurs, (1) each of Messrs. Martineau and Harlan would be entitled to terminate his employment at any time during the 365-day period following that change of control and receive a lump-sum payment equal to the base salary that would be payable to the employee over the remainder of the employee's initial term of employment or, if longer, 24 months, and (2) vesting would be accelerated on all outstanding stock options previously granted to Messrs. Martineau and Harlan. Each agreement also provides for benefits if the employee dies or becomes disabled. If the employment of the employee terminates for any reason other than for cause by us or without good reason by the employee, that termination will not affect the term or exercisability of any incentive plan stock options the employee holds.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         In 1999, Messrs. Foster, Dameris and Colson served as members of the Compensation Committee. Mr. Foster is a senior managing director of Main Street Equity Ventures II, L.P. Main Street advanced funds to us from August 1998 until May 1999 totaling $1.7 million to enable us to pay our expenses in connection with our efforts to effect our initial six acquisitions and our IPO. We repaid the advances plus interest accrued at the rate of 6% per year from the gross proceeds from our IPO. Mr. Dameris is an investor in Main Street.

                              CERTAIN TRANSACTIONS

ORGANIZATIONAL TRANSACTIONS

         We issued and sold 200 shares of our common stock in October 1997 to Main Street for $10 per share. Mr. Foster, the chairman of our Board, is a managing director of Main Street. In December 1998, we issued and sold 20 shares of common stock to Mr. Martineau, our chief executive officer and one of our directors, for $10 per share. At that time, we also issued and sold 15 shares of common stock to Mr. Harlan, our chief financial officer and one of our directors, together with his family trust, for $10 per share. As a result of a March 1999 10,000-for-1 stock split of all these shares and a subsequent reclassification of Main Street's shares, at the time of our IPO Main Street owned 1,602,255 shares of common stock, Mr. Martineau owned 200,000 shares of common stock and Mr. Harlan, together with his family trust, owned 150,000 shares of common stock.

         In March 1999, following the stock split, we issued 801,000 shares of common stock to American Ready-Mix, L.L.C. for nominal consideration. Mr. Martineau and Mr. Murray S. Simpson, who became one of our directors upon the completion of our IPO, each owned an equity interest in American Ready-Mix at the time of such issuance. Also in March 1999, we issued 50,000 shares to Mr. Charles Sommer, our corporate controller, and 25,000 shares to each of Messrs. John R. Colson and Peter T. Dameris, who became members of our board upon the completion of our IPO, in each case for nominal consideration.

         Main Street advanced funds to us from August 1998 until May 1999 totaling $1.7 million to enable us to pay our expenses in connection with our efforts to effect our initial six acquisitions and our IPO. We repaid the advances plus interest accrued at the rate of 6% per year from the gross proceeds from our IPO.

         Concurrently with our IPO, we acquired, in separate transactions, Central Concrete Supply Co., Inc., Walker's Concrete, Inc., Bay Cities Building Materials Co., Inc., Opportunity Concrete Corporation, Baer Concrete, Incorporated and Santa Rosa Cast Products Co. We paid a total of $27.2 million in cash and issued 8,985,288 shares of common stock to acquire these six businesses. We also assumed all the indebtedness of the six businesses, totaling approximately $23.5 million.

         The table below shows the consideration we paid to purchase each of the six businesses, including increases or decreases in cash amounts which resulted from post-closing working-capital adjustments. The cash column excludes approximately $600,000 the owner of Baer used immediately after the closing of our IPO to purchase from Baer for cash, at no more than their respective fair market value, life insurance policies, notes owed by his family members and other assets.

                                                                                            SHARES OF
                                                                             CASH         COMMON STOCK
                                                                         ------------     ------------
         Central........................................................ $  2,478,000       3,120,130
         Walker's.......................................................    9,077,000       2,234,339
         Bay Cities.....................................................   10,744,000       1,871,310
         Opportunity....................................................    1,814,000       1,034,291
         Baer...........................................................    1,200,000         423,529
         Santa Rosa.....................................................    1,861,000         301,689
                                                                         ------------     -----------
               Total.................................................... $ 27,174,000       8,985,288
                                                                         ============     ===========

         Certain stockholders of the six businesses, who are our directors, executive officers or key employees, guaranteed indebtedness or other obligations of their businesses. We terminated those guarantees following the completion of our IPO.

         We negotiated the purchase price we paid for each of the six businesses through arm's-length negotiations between us and one or more owners or representatives of that business. We used the same general valuation methodology to determine the purchase price we were willing to pay for each business. Our valuation methodology included a combination of discounted cash flow analyses, comparisons to other recent acquisition transactions in our industry and comparisons of the resulting valuation multiples to other acquisitions. We did not rely on any independent appraisal to determine our valuations.

         In the acquisition agreements, all principal owners of each of the businesses agreed not to compete with us for a period of five years commencing on our IPO closing date.

ACQUISITIONS INVOLVING DIRECTORS, OFFICERS AND STOCKHOLDERS

         Persons who are our directors, executive officers or beneficial owners of 5% or more of our common stock received the following consideration in the acquisitions for their equity interests in their businesses on completion of our IPO, including increases or decreases in cash amounts which resulted from post-closing adjustments:

                                                                                           SHARES OF
                                                                             CASH         COMMON STOCK
                                                                         ------------     ------------
         William T. Albanese(1)......................................... $  1,043,000      1,313,575
         Thomas J. Albanese(1)..........................................    1,043,000      1,313,575
         Michael D. Mitschele(2)........................................    1,200,000        423,529
         Murray S. Simpson(3)...........................................      415,000        233,760
         Neil J. Vannucci...............................................    5,154,000        897,667
         Robert S. Walker(4)............................................    9,077,000      2,234,339
                                                                         ------------     ----------
               Total.................................................... $ 17,932,000      6,416,445
                                                                         ============     ==========


(1)   Includes amounts received as co-trustee of a trust.
(2) Excludes approximately $600,000 in cash Mr. Mitschele used immediately after the closing of our IPO to purchase life insurance policies and other assets from Baer.
(3) Includes amounts received by Mr. Simpson or his wife as trustees of trusts and amounts deemed received by Mr. Simpson or his family through American Ready-Mix.
(4) Includes amounts deemed beneficially received as co-trustee of a trust and as general partner of a limited partnership.

         For a discussion of how we determined the amount of consideration we paid for each of the six businesses we initially acquired, see "- Organizational Transactions."

         In February 2000, Robert S. Beall became the beneficial owner of approximately $38.7 million in cash and 1,648,022 shares of common stock in consideration for the acquisition of his equity interests in Beall Industries, Inc., Atlas Concrete, Inc., Atlas-Tuck Concrete, Inc., Stokes Transit-Mix, Inc. and Beall Trucking, Inc., excluding increases or decreases in the cash amount which may result from post-closing working capital adjustments.

REAL ESTATE AND OTHER TRANSACTIONS

         Upon the completion of our IPO, we entered into new facilities leases, or extended existing leases, with former stockholders or affiliates of former stockholders of Central and Baer. Those leases generally provide for initial lease terms of 15 to 20 years, with one or more extension options we may exercise. The following summarizes the initial annual rentals we must pay during the initial lease terms:

                                                                            NUMBER OF       AGGREGATE
                                                                            FACILITIES    ANNUAL RENTALS
                                                                            ----------    --------------
         Central............................................................     2          $272,400
         Baer...............................................................     2           228,000

We believe the rentals we must pay under each of these leases are at fair market rates. William T. Albanese, a former owner of Central, and Michael D. Mitschele, the former owner of Baer, became members of our board of directors upon the completion of our IPO.

         In January 1999, Central distributed to its former stockholders one of the facilities we lease from them. The facility had a book value of approximately $1.1 million at the time of distribution.

         Central purchases aggregates and related services from time to time from a company owned by two trusts of which William T. Albanese and Thomas J. Albanese are co-trustees. Central's purchases from this company totaled $104,000 in 1997, $274,000 in 1998, and $233,000 in 1999.

         Walker's uses a company Robert S. Walker owns for raw materials trucking services. Walker's paid this company $657,000 in 1997, $772,000 in 1998, and $832,000 in 1999 for these hauling services. We believe the financial and other terms on which this company performs these services are fair and substantially equivalent to terms we could obtain from an unaffiliated third party. Mr. Walker became one of our directors upon completion of our IPO.

         Immediately following the completion of our IPO, Michael D. Mitschele, the former owner of Baer, used approximately $600,000 of his cash proceeds from our acquisition of Baer to purchase from Baer life insurance policies, notes owed by his family members, and other assets, for their respective fair market values. Mr. Mitschele became one of our directors upon the completion of our IPO.

         Upon completion of our acquisition of Beall Industries and other companies formerly beneficially owned by Robert S. Beall, we entered into eight new facilities leases with former stockholders or affiliates of former stockholders of these companies. The leases generally provide for initial lease terms of five years, with three five-year renewal options we may exercise. We must pay an aggregate of $251,000 in annual rent during the initial terms of these leases. We believe these rentals represent fair market rates.

         At various times in 1999, Main Street rendered services to us in connection with our acquisition program. We reimbursed Main Street $180,000 in 1999 for these services and for rent of office space. We believe the amount we paid to Main Street for these salaries and rent was fair and substantially equivalent to amounts we would have paid to an unaffiliated third party.

COMPANY POLICY

         Except as we describe above, we expect any future transactions with our directors, officers, employees or affiliates will be minimal and will, in any case, be approved by a majority of our board, including a majority of its disinterested members.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and any persons holding more than 10% of our common stock to report their initial ownership of common stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established, and we are required to disclose in this proxy statement any failure to file by these dates. All required 1999 filings were satisfied on a timely basis, except that each of Messrs. Mitschele, Simpson, Foster and Martineau failed to timely report one transaction. In making these disclosures, we relied solely on written statements of directors, executive officers and stockholders and copies of the reports that they have filed with the SEC.


                     REPORT FROM THE COMPENSATION COMMITTEE
                        REGARDING EXECUTIVE COMPENSATION

         The Compensation Committee administers U.S. Concrete's executive compensation program. The Committee is responsible for establishing appropriate compensation goals for executive officers and evaluating the performance of executive officers in meeting such goals. None of the members of the Committee is a current or former employee or officer of U.S. Concrete.

         The Committee seeks to reward senior management for building long-term stockholder value. In addition, the Committee designs executive compensation programs to provide the ability to attract, motivate and retain the management personnel necessary to U.S. Concrete's success by providing an executive compensation program comparable to that offered by competitive companies for such management personnel. Finally, the Committee believes it must compensate fairly our executive officers for their contributions to our short-term and long-term performance. The Committee uses annual base salaries, annual bonuses and equity incentives to achieve its goals.

BASE SALARY

         Base salaries for executives are determined initially by evaluating executives' levels of responsibility, prior experience, breadth of knowledge, internal equity issues and external pay practices. The Committee is aware that base salaries of our executive officers are below those paid by other comparably sized, publicly traded companies. The Committee intends to review executive salaries annually based on a variety of factors, including individual performance, general levels of market salary increases and U.S. Concrete's overall results. The Committee grants salary increases within a pay-for-performance framework. Performance for base salary purposes is assessed using a qualitative, rather than a quantitative, performance assessment; no specific performance formula or weighting of factors is used in determining base salary levels. However, the Committee considers operating performance, execution of our business strategy, earnings levels and progress in implementing business development efforts in establishing base salary increases for executives. Mr. Martineau received a base salary of $137,500 during 1999.

ANNUAL BONUS PLAN

         The Committee has adopted an annual bonus plan to provide executive officers and other key employees with additional performance incentives in the form of an annual cash bonus for meeting certain financial, operational and personal goals set on an annual basis beginning with the year 2000. The annual bonus plan provides that a portion of each key corporate employee's annual bonus is determined based on achieving a predetermined earnings per share target. A portion of each key business unit employee's annual bonus is based on achieving that earnings per share target as well as a predetermined earnings target for the employee's business unit. The remainder of each key employee's bonus is discretionary based on individual performance in achieving predetermined goals set by the employee and approved by a supervisor. Bonus levels vary in accordance with each key employee's level of responsibility. Neither Mr. Martineau nor any other executive officer received a bonus for 1999.

INCENTIVE COMPENSATION

         The Committee grants executives discretionary annual stock options under the 1999 Incentive Plan at an exercise price not less than the fair market value of the common stock on the grant date. Accordingly, stock options have value only if the price of the common stock appreciates after the grant date. This design focuses executives on the creation of stockholder value over the long term and increases their proprietary interest in U.S. Concrete.

         In connection with the IPO, the Committee granted options to purchase a total of 605,000 shares of common stock to executive officers during 1999. All of the options granted to executive officers vest at the rate of 25% per year commencing on the first anniversary of the grant date and expire 10 years from the grant date or three months following termination of employment.

         In 1999, Mr. Martineau received an option to purchase 225,000 shares of common stock with an exercise price of $8.00 per share. In determining the number of shares subject to the option granted to Mr. Martineau, the Committee considered numerous subjective factors indicative of his dedication to the success of U.S. Concrete. As of March 31, 2000, Mr. Martineau owned 314,255 shares of common stock and held options to purchase a total of 225,000 shares. The Committee believes that this equity interest provides an appropriate link to the interests of stockholders.

         This report is furnished by the Compensation Committee of the Board of Directors.

                                                  John R. Colson, Chairman
                                                  Vincent D. Foster
                                                  Peter T. Dameris

                                PERFORMANCE GRAPH

         The following graph compares, for the period from May 26, 1999, the date of our IPO, to December 31, 1999, the cumulative stockholder return on our common stock with the cumulative total return on the Standard & Poor's 500 Index and a peer group index we selected that includes eight public companies within our industry. The comparison assumes that $100 was invested on May 26, 1999, in our common stock, the S&P 500 Index and the peer group index and further assumes all dividends were reinvested.

         The companies that comprise the peer group index are Southdown, Inc., Lafarge Corporation, Texas Industries, Inc., Florida Rock Industries, Inc., Centex Construction Products, Inc., Martin Marietta Materials, Inc., Vulcan Materials Company and U.S. Aggregates, Inc.

                      COMPARISON OF CUMULATIVE TOTAL RETURN



                              [GRAPH APPEARS HERE]









                    5/26/99    5/31/99    6/30/99    7/31/99    8/31/99    9/30/99   10/31/99   11/30/99   12/31/99
                    -------    -------    -------    -------    -------    -------   --------   --------   --------
--------------------------------------------------------------------------------------------------------------------
U.S. Concrete        100.00     110.94     118.75     125.00      83.59     101.56      77.34      89.06      75.00
--------------------------------------------------------------------------------------------------------------------
Peer Group           100.00      99.13     102.80      94.16      86.25      82.97      82.73      79.78      84.14
--------------------------------------------------------------------------------------------------------------------
S&P 500              100.00     108.12     114.12     110.56     110.01     106.99     113.76     116.08     122.91
--------------------------------------------------------------------------------------------------------------------

                                 PROPOSAL NO. 2
                       APPROVAL OF THE U.S. CONCRETE, INC.
                        2000 EMPLOYEE STOCK PURCHASE PLAN

                                     GENERAL

         On March 29, 2000, the Compensation Committee adopted the U.S. Concrete, Inc. 2000 Employee Stock Purchase Plan. If approved by the stockholders at the Annual Meeting, the purchase plan will become effective July 1, 2000.

         The purpose of the purchase plan is to permit us to attract, retain and motivate valued employees by providing them an opportunity to purchase shares of our common stock. Our Board believes that adopting the purchase plan will be beneficial to us and requests that the stockholders approve the purchase plan.

DESCRIPTION OF THE PURCHASE PLAN

         The following summarizes the principal provisions of the purchase plan, a copy of which is an appendix to this proxy statement.

         GENERAL. The purchase plan intends to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986. At the beginning of each offering under the purchase plan, each participant will be granted the right to purchase, through accumulated payroll deductions, up to the number of shares of common stock determined on the first day of the offering. The purchase right will be automatically exercised on the last day of each offering unless the participant withdraws from participation in the purchase plan prior to that date.

         SHARES SUBJECT TO PLAN. We have reserved 1,000,000 shares of common stock for use under the purchase plan. Beginning January 1, 2001 and continuing each January 1 thereafter, the number of shares available for that use will be increased by an amount equal to the lesser of (1) 1,000,000 shares or (2) an amount of shares determined by the Committee. The number of shares issuable under the purchase plan will be subject to appropriate adjustment for a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in our capital structure or if we effect a capital reorganization, sell our assets or merge with another entity. If any purchase right expires or terminates, the shares subject to the unexercised portion of that purchase right will be available for reissuance under the purchase plan.

         ADMINISTRATION. The Compensation Committee of the Board will administer the purchase plan. The Committee will determine the terms and conditions of the purchase rights granted under the purchase plan and will interpret the purchase plan and purchase rights granted under the purchase plan. All determinations of the Committee will be final and binding on all participants in the purchase plan or any purchase rights. The purchase plan provides, subject to certain limitations, for indemnification by us of any director, officer or employee against all reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from that person's action or failure to act in administering the purchase plan.

         ELIGIBILITY. Any employee designated by the Committee for inclusion in the purchase plan is eligible to participate in an offering under the purchase plan, so long as the employee is customarily employed for at least (1) 20 hours per week and (2) five months per calendar year. However, no employee who owns or holds options to purchase, or who would own or hold options to purchase, as a result of participation in the purchase plan, five percent or more of our total combined outstanding shares of common stock, is entitled to participate in the purchase plan. As of March 31, 2000, approximately 1,300 employees would be eligible to participate in the purchase plan.

         OFFERINGS. Generally, each offering of common stock under the purchase plan will be for a period of six months. Offering periods under the purchase plan are sequential, with a new offering period beginning every six months. Offering periods will generally commence on the first days of January and July of each year and end on the last days of the following June and December. The first offering period will commence on July 1, 2000, and will end on December 31, 2000. Shares will be purchased on the last day of each offering period. The Committee may establish a different term for one or more offerings or different commencement or ending dates for an offering.

         PARTICIPATION AND PURCHASE OF SHARES. Participation in the purchase plan will be limited to eligible employees who authorize payroll deductions prior to the start of an offering period. The amount deducted under the purchase plan from a participant's compensation on each payday during an offering period will be determined by the participant's subscription agreement. The subscription agreement will provide for the percentage of the participant's compensation to be deducted on each payday during an offering period in whole percentages of initially not less than one percent (except as a result of an election to stop payroll deductions made effective after the first payday during an offering) or more than 10%; however, the Committee may change the percentage limits on payroll deductions effective as of any future offering date. Once an employee becomes a participant in the purchase plan, that employee will automatically participate in each successive offering period until that employee withdraws from the purchase plan, becomes ineligible to participate in the purchase plan or terminates employment.

         Under the purchase plan, no participant may purchase shares of common stock having a fair market value exceeding $25,000 in any calendar year (measured by the fair market value of the common stock on the first day of the offering period in which the shares are purchased).

         At the end of each offering period, we will issue to each participant in the offering the number of shares of common stock determined by dividing the amount of payroll deductions accumulated for the participant during that offering period by the purchase price. The price per share that shares will be sold at the end of an offering period generally will equal 85% of the lesser of the fair market value per share of the common stock on the first day of the offering period or the last day of the offering period. On April 10, 2000, the closing price of a share of our common stock was $6.1875, as quoted on The Nasdaq Stock Market. Any payroll deductions under the purchase plan not applied to the purchase of shares will be returned to the participant, unless the amount remaining is less than the amount necessary to purchase a whole share of common stock, in which case the remaining amount may be applied to the next offering period.

         A participant may withdraw from an offering at any time without affecting his or her eligibility to participate in future offerings. However, once a participant withdraws from an offering, that participant may not again participate in the same offering.

         CHANGE IN CONTROL. The purchase plan provides that, in the event of (1) a sale or exchange by the stockholders of more than 50% of our common stock, (2) a merger or consolidation in which we are a party, (3) the sale, exchange or transfer of all or substantially all of our assets or (4) our liquidation or dissolution where, upon any such event, the stockholders immediately before that event do not retain beneficial ownership of at least 50% of the total combined voting power of our common stock or the corporation to which our assets were transferred, the acquiring or successor corporation may assume our rights and obligations under the purchase plan or substitute substantially equivalent purchase rights for that corporation's stock. If the acquiring or successor corporation elects not to assume or substitute for the outstanding purchase rights, the Committee may adjust the last day of the offering period to a date on or before the date of the change in control. Any purchase rights not assumed, substituted for, or exercised prior to the change in control will terminate.

         TERMINATION OR AMENDMENT. The purchase plan will continue until terminated by the Committee or until all of the shares reserved for issuance under the plan have been issued. The Committee may at any time amend or terminate the purchase plan, except that the approval of the stockholders is required within 12 months of the adoption of any amendment increasing the number of shares authorized for issuance under the purchase plan or changing the definition of the corporations which the Committee may designate as corporations the employees of which may participate in the purchase plan.

         SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES. The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the purchase plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

         A participant recognizes no taxable income either as a result of commencing to participate in the purchase plan or purchasing shares of our common stock under the purchase plan.

         If a participant disposes of shares purchased under the purchase plan within two years from the first day of the applicable offering period or within one year from the purchase date (a "disqualifying disposition"), the participant will realize ordinary income in the year of that disposition equal to the amount by which the fair market value of the shares on the purchase date exceeds the purchase price. The amount of the ordinary income will be added to the participant's basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss. A capital gain or loss will be long-term if the participant's holding period is more than 12 months.

         If the participant disposes of shares purchased under the purchase plan at least two years after the first day of the applicable offering period and at least one year after the purchase date, the participant will realize ordinary income in the year of disposition equal to the lesser of (1) the excess of the fair market value of the shares on the date of disposition over the purchase price or (2) 15% of the fair market value of the shares on the first day of the applicable offering period. The amount of any ordinary income will be added to the participant's basis in the shares, and any additional gain recognized upon the disposition after the basis adjustment will be a long-term capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss.

         If the participant still owns the shares at the time of death, the lesser of (1) the excess of the fair market value of the shares on the date of death over the purchase price or (2) 15% of the fair market value of the shares on the first day of the offering period in which the shares were purchased will constitute ordinary income in the year of death.

         We should be entitled to a deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent that deduction is limited by applicable provisions of the Code or the regulations thereunder. In all other cases, we are not allowed a deduction.

VOTE REQUIRED

         Assuming the presence of a quorum, the proposal to approve the 2000 Employee Stock Purchase Plan requires the affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting. The enclosed form of proxy provides a means for you to vote for the 2000 Employee Stock Purchase Plan, to vote against it or abstain from voting with respect to it. Each proxy received in time for the Annual Meeting will be voted as specified in the proxy. IF YOU EXECUTE AND RETURN A PROXY, BUT DO NOT SPECIFY HOW TO VOTE THE SHARES REPRESENTED BY YOUR PROXY, THE PERSONS NAMED AS PROXIES WILL VOTE SUCH SHARES FOR THE APPROVAL OF THE 2000 EMPLOYEE STOCK PURCHASE PLAN. To determine whether this proposal has received the requisite number of affirmative votes, abstentions will have the same effect as votes against the proposal, while broker non-votes will not affect the vote.

         YOUR BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE 2000 EMPLOYEE STOCK PURCHASE PLAN.

                                 PROPOSAL NO. 3
                         RATIFICATION OF APPOINTMENT OF
                              INDEPENDENT AUDITORS

         The Board has selected Arthur Andersen LLP to serve as our independent auditors for 2000. Although stockholder ratification is not required, the Board has directed that such appointment be submitted to the stockholders for ratification at the Annual Meeting. Arthur Andersen LLP has served as our independent auditors since 1998. We expect a representative of Arthur Andersen LLP to attend the Annual Meeting and to be available to respond to appropriate questions. The representative will have an opportunity to make a statement if he or she desires to do so.

         Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast on the proposal is necessary to ratify the selection of Arthur Andersen LLP as our independent auditors for 2000. The enclosed form of proxy provides a means for you to vote for the ratification of selection of independent auditors, to vote against it or to abstain from voting with respect to it. IF YOU EXECUTE AND RETURN A PROXY, BUT DO NOT SPECIFY HOW TO VOTE THE SHARES REPRESENTED BY YOUR PROXY, THE PERSONS NAMED AS PROXIES WILL VOTE FOR THE RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS. In determining whether this item has received the requisite number of affirmative votes, abstentions will have the same effect as votes against the proposal, while broker non-votes will not affect the vote.

         YOUR BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS FOR 2000.


                  EXPENSES RELATING TO THIS PROXY SOLICITATION

         We will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, our officers, directors and regular employees may solicit proxies by telephone or personal call without extra compensation for that activity. We also expect to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of our common stock and obtaining the proxies of those owners. We estimate these expenses to be approximately $4,000.


                                OTHER INFORMATION

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

         Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting. The procedure provides that stockholders must submit proposals to us in writing containing certain information specified in our bylaws not more than 120 days nor less than 90 days prior to the first anniversary of our preceding year's annual meeting. These requirements are in addition to the SEC's requirements that a stockholder must comply with to have a stockholder proposal included in our proxy statement. Stockholders may obtain a copy of our bylaws by writing to Corporate Secretary, U.S. Concrete, Inc., 1300 Post Oak Blvd., Suite 1220, Houston, Texas 77056.

         We must receive stockholder proposals for our 2001 Annual Meeting of Stockholders between January 16, 2001 and February 15, 2001 to be eligible for inclusion in our proxy materials for that meeting. Stockholders must deliver the proposals to Corporate Secretary, U.S. Concrete, Inc., 1300 Post Oak Blvd., Suite 1220, Houston, Texas 77056. In addition, the proxy solicited by our Board for the 2001 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal raised at that meeting that is not described in the proxy statement for that meeting unless we receive notice of the proposal on or before February 15, 2001.

OTHER MATTERS

         The Board of Directors does not intend to bring any other matters before the Annual Meeting and has not been informed that any other matters are to be presented by others. If any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy will vote all proxies according to their best judgment. The form of proxy provides that the persons named as proxies have discretionary authority to vote on matters not known or determined on the date of this proxy statement.

                                              By Order of the Board of Directors


                                              Donald C. Wayne
                                              Corporate Secretary
Houston, Texas
April 18, 2000

                                                                      APPENDIX A

                               U.S. CONCRETE, INC.
                        2000 EMPLOYEE STOCK PURCHASE PLAN


         1.       ESTABLISHMENT, PURPOSE AND TERM OF PLAN.

                  1.1 ESTABLISHMENT. The U.S. Concrete, Inc. 2000 Employee Stock Purchase Plan (the "Plan") is hereby established effective as of March 29, 2000 (the "Effective Date"), provided the Plan is approved by the stockholders of the Company within twelve (12) months thereafter.

                  1.2 PURPOSE. The purpose of the Plan is to align the interests of the Company with its stockholders by providing an incentive to attract, retain and reward Eligible Employees of the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group. The Plan provides such Eligible Employees with an opportunity to acquire a proprietary interest in the Company through the purchase of Stock. The Company intends that the Plan qualify as an "employee stock purchase plan" under Section 423 of the Code (including any amendments or replacements of such section), and the Plan shall be so construed.

                  1.3 TERM OF PLAN. The Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the shares of Stock available for issuance under the Plan have been issued.

         2.       DEFINITIONS AND CONSTRUCTION.

                  2.1 DEFINITIONS. Any term not expressly defined in the Plan but defined for purposes of Section 423 of the Code shall have the same definition herein. Whenever used herein, the following terms shall have their respective meanings set forth below:

                           (a) "Board" means the Board of Directors of the Company. If one or more Committees have been appointed by the Board to administer the Plan, "Board" also means such Committee(s).

                           (b) "Code" means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

                           (c) "Committee" means a committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board. Unless the powers of the Committee have been specifically limited, the Committee shall have all of the powers of the Board granted herein, including, without limitation, the power to amend or terminate the Plan at any time, subject to the terms of the Plan and any applicable limitations imposed by law.

                           (d) "Company" means U.S. Concrete, Inc., a Delaware corporation, or any successor corporation thereto.

                           (e) "Compensation" means, with respect to any Offering Period, base wages or salary, commissions, overtime, bonuses, annual cash awards, other cash incentive payments and all other compensation paid in cash during such Offering Period before deduction for any contributions to any plan maintained by a Participating Company and described in Section 401(k) or Section 125 of the Code. Compensation shall not include reimbursements of expenses, allowances, long-term disability, workers' compensation or any amount deemed received without the actual transfer of cash or any amounts directly or indirectly paid pursuant to the Plan or any other stock purchase or stock option plan.

                           (f) "Eligible Employee" means an Employee who meets the requirements set forth in Section 5 for eligibility to participate in the Plan.

                           (g) "Employee" means a person treated as an employee of a Participating Company for purposes of Section 423 of the Code. A Participant shall be deemed to have ceased to be an Employee either upon an actual termination of employment or upon the corporation employing the Participant ceasing to be a Participating Company. For purposes of the Plan, an individual shall not be deemed to have ceased to be an Employee while such individual is on any military leave, sick leave or other bona fide leave of absence approved by the Company of 90 days or less. In the event an individual's leave of absence exceeds 90 days, the individual shall be deemed to have ceased to be an Employee on the 91st day of such leave unless the individual's right to reemployment with the Participating Company Group is guaranteed either by statute or by contract. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual's employment or termination of employment, as the case may be. For purposes of an individual's participation in or other rights, if any, under the Plan as of the time of the Company's determination, all such determinations by the Company shall be final, binding and conclusive, notwithstanding that the Company or any governmental agency subsequently makes a contrary determination.

                           (h) "Fair Market Value" means, as of any date, the closing price of a share of Stock on the principal national securities exchange on which the Stock is then listed or admitted to trading, if the Stock is then listed or admitted to trading on any national securities exchange. The closing price shall be the last reported sale price or, in case no such sale takes place on such day, the average of the closing bid and asked prices, as reported by said exchange. If the Stock is not then so listed on a national securities exchange, the Fair Market Value shall be deemed to be the closing price of a share of Stock (or the mean of the closing bid and asked prices if the Stock is so quoted instead) as quoted on the Nasdaq National Market, the Nasdaq Small-Cap Market or such other market system or regional securities exchange constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Board, in its sole discretion. If there is then no public market for the Stock, the Fair Market Value on any relevant date shall be as determined by the Board.

                           (i) "Offering" means an offering of Stock as provided in Section 6.

                           (j) "Offering Date" means, for any Offering, the first day of the Offering Period with respect to such Offering.

                           (k) "Offering Period" means a period established in accordance with Section 6.1.

                           (l) "Parent Corporation" means any present or future "parent corporation" of the Company, as defined in Section 424(e) of the Code.

                           (m) "Participant" means an Eligible Employee who has become a participant in an Offering Period in accordance with Section 7 and remains a participant in accordance with the Plan.

                           (n) "Participating Company" means the Company or any Parent Corporation or Subsidiary Corporation designated by the Board as a corporation the Employees of which, if Eligible Employees, may participate in the Plan. The Board shall have the sole and absolute discretion to determine from time to time which Parent Corporations or Subsidiary Corporations shall be Participating Companies.

                           (o) "Participating Company Group" means, at any point in time, the Company and all other corporations collectively that are then Participating Companies.

                           (p) "Purchase Date" means, for any Offering Period (or Purchase Period, if so determined by the Board in accordance with Section 6.2), the last day of such period.

                           (q) "Purchase Period" means a period, if any, established in accordance with Section 6.2.

                           (r) "Purchase Price" means the price at which a share of Stock may be purchased under the Plan, as determined in accordance with Section 9.

                           (s) "Purchase Right" means an option granted to a Participant pursuant to the Plan to purchase such shares of Stock as provided in Section 8, which the Participant may or may not exercise during the Offering Period in which such option is outstanding. Such option arises from the right of a Participant to withdraw any accumulated payroll deductions of the Participant not previously applied to the purchase of Stock under the Plan and to terminate participation in the Plan at any time during an Offering Period.

                           (t) "Stock" means the common stock of the Company, as adjusted from time to time in accordance with Section 4.2.

                           (u) "Subscription Agreement" means a written agreement in such form as specified by the Company, stating an Employee's election to participate in the Plan and authorizing payroll deductions under the Plan from the Employee's Compensation.

                           (v) "Subscription Date" means the last business day prior to the Offering Date of an Offering Period or such earlier date as the Company shall establish.

                           (w) "Subsidiary Corporation" means any present or future "subsidiary corporation" of the Company, as defined in Section 424(f) of the Code.

                  2.2 CONSTRUCTION. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term "or" is not intended to be exclusive, unless the context clearly requires otherwise.

         3.       ADMINISTRATION.

                  3.1 ADMINISTRATION BY THE BOARD. The Plan shall be administered by the Board. All questions of interpretation of the Plan, of any form of agreement or other document employed by the Company in the administration of the Plan or of any Purchase Right shall be determined by the Board and shall be final and binding upon all persons having an interest in the Plan or the Purchase Right. Subject to the provisions of the Plan, the Board shall determine all of the relevant terms and conditions of Purchase Rights granted pursuant to the Plan; provided, however, that all Participants granted Purchase Rights pursuant to the Plan shall have the same rights and privileges within the meaning of Section 423(b)(5) of the Code. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.

                  3.2 AUTHORITY OF OFFICERS. Any officer of the Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election that is the responsibility of or that is allocated to the Company herein, provided that the officer has apparent authority with respect to such matter, right, obligation, determination or election.

                  3.3 POLICIES AND PROCEDURES ESTABLISHED BY THE COMPANY. The Company may, from time to time, consistent with the Plan and the requirements of
Section 423 of the Code, establish, change or terminate such rules, guidelines, policies, procedures, limitations or adjustments as deemed advisable by the Company, in its sole discretion, for the proper administration of the Plan, including, without limitation, (a) a minimum payroll deduction amount required for participation in an Offering, (b) a limitation on the frequency or number of changes permitted in the rate of payroll deduction during an Offering, (c) an exchange ratio applicable to amounts withheld in a currency other than United States dollars, (d) a payroll deduction greater than or less than the amount designated by a Participant in order to adjust for the Company's delay or mistake in processing a Subscription Agreement or in otherwise effecting a Participant's election under the Plan or as advisable to comply with the requirements of Section 423 of the Code and

(e) determination of the date and manner by which the Fair Market Value of a share of Stock is determined for purposes of administration of the Plan.

         4.       SHARES SUBJECT TO PLAN.

                  4.1 MAXIMUM NUMBER OF SHARES ISSUABLE. Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be 1,000,000, cumulatively increased on January 1, 2001 and each January 1 thereafter by an amount equal to the lesser of (a) 1,000,000 shares or (b) an amount of shares determined by the Board, and shall consist of authorized but unissued or reacquired shares of Stock, or any combination thereof. If an outstanding Purchase Right for any reason expires or is terminated or canceled, the shares of Stock allocable to the unexercised portion of such Purchase Right shall again be available for issuance under the Plan.

                  4.2 ADJUSTMENTS FOR CHANGES IN CAPITAL STRUCTURE. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company, or in the event of any merger (including a merger effected for the purpose of changing the Company's domicile), sale of assets or other reorganization in which the Company is a party, appropriate adjustments (as determined by the Board in its sole discretion) shall be made in (a) the number and class of shares subject to the Plan and each Purchase Right and (b) the Purchase Price. If a majority of the shares that are of the same class as the shares that are subject to outstanding Purchase Rights are exchanged for, converted into or otherwise become (whether or not pursuant to an Ownership Change Event, as defined in Section 14) shares of another corporation (the "New Shares"), the Board may unilaterally amend the outstanding Purchase Rights to provide that such Purchase Rights are exercisable for New Shares. In the event of any such amendment, the number of shares subject to the outstanding Purchase Rights and the Purchase Price for those shares shall be adjusted in a fair and equitable manner, as determined by the Board, in its sole discretion. Notwithstanding the foregoing, any fractional share resulting from an adjustment pursuant to this Section 4.2 shall be rounded down to the nearest whole number, and in no event may the Purchase Price be decreased to an amount less than the par value, if any, of the stock subject to the Purchase Right. The adjustments determined by the Board pursuant to this Section 4.2 shall be final, binding and conclusive.

         5.       ELIGIBILITY.

                  5.1 EMPLOYEES ELIGIBLE TO PARTICIPATE. Each Employee of a Participating Company is eligible to participate in the Plan and shall be deemed an Eligible Employee except the following:

                           (a) any Employee who is customarily employed by the Participating Company Group for 20 hours or less per week; and

                           (b) any Employee who is customarily employed by the Participating Company Group for not more than five months in any calendar year.

                  5.2 EXCLUSION OF CERTAIN STOCKHOLDERS. Notwithstanding any provision of the Plan to the contrary, no Employee shall be granted a Purchase Right under the Plan if, immediately after such grant, such Employee would own or hold options to purchase stock of the Company or of any Parent Corporation or Subsidiary Corporation possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of such corporation, as determined in accordance with Section 423(b)(3) of the Code. For purposes of this Section 5.2, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of such Employee.

         6.       OFFERINGS.

                  6.1 OFFERING PERIODS. Except as otherwise set forth below, the Plan shall be implemented by sequential Offerings of approximately six months duration (an "Offering Period"). The first Offering Period shall commence on July 1, 2000 and end on December 31, 2000. Subsequent Offerings shall commence on the first day of January and July of each year and end on the last day of the following June and December, respectively, occurring thereafter. Notwithstanding the foregoing, the Board may establish a different duration for one or more future Offering Periods or different commencing or ending dates for such Offering Periods; provided, however, that no Offering Period may have a duration exceeding twenty-seven (27) months. If the first or last day of an Offering Period is not a day on which the national or regional securities exchange or market system constituting the primary market for the Stock is open for trading, the Company shall specify the trading day that will be deemed the first or last day, as the case may be, of the Offering Period.

                  6.2 PURCHASE PERIODS. If the Board so determines, in its sole discretion, each Offering Period may consist of two or more consecutive Purchase Periods having such duration as the Board shall specify, and the last day of each Purchase Period shall be a Purchase Date. If the first or last day of a Purchase Period is not a day on which the national or regional securities exchange or market system constituting the primary market for the Stock is open for trading, the Company shall specify the trading day that will be deemed the first or last day, as the case may be, of the Purchase Period.

         7.       PARTICIPATION IN THE PLAN.

                  7.1 INITIAL PARTICIPATION. An Eligible Employee may become a Participant in an Offering Period by delivering a properly completed Subscription Agreement to the office designated by the Company not later than the close of business for such office on the Subscription Date established by the Company for such Offering Period. An Eligible Employee who does not deliver a properly completed Subscription Agreement to the Company's designated office on or before the Subscription Date for an Offering Period shall not participate in the Plan for that Offering Period or for any subsequent Offering Period unless such Eligible Employee subsequently delivers a properly completed Subscription Agreement to the appropriate office of the Company on or before the Subscription Date for such subsequent Offering Period. An Employee who becomes an Eligible Employee after the Offering Date of an Offering Period shall not be eligible to participate in such Offering Period but may participate in any subsequent Offering Period provided that Employee is still an Eligible Employee as of the Offering Date of such subsequent Offering Period.

                  7.2 CONTINUED PARTICIPATION. A Participant shall automatically participate in the next Offering Period commencing immediately after the final Purchase Date of each Offering Period in which the Participant participates provided that such Participant remains an Eligible Employee on the Offering Date of the new Offering Period and has not either (a) withdrawn from the Plan pursuant to Section 12.1 or (b) terminated employment as provided in Section 13. A Participant who may automatically participate in a subsequent Offering Period, as provided in this Section, is not required to deliver any additional Subscription Agreement for the subsequent Offering Period in order to continue participation in the Plan. However, a Participant may deliver a new Subscription Agreement for a subsequent Offering Period in accordance with the procedures set forth in Section 7.1 if the Participant desires to change any of the elections contained in the Participant's then effective Subscription Agreement.

         8.       RIGHT TO PURCHASE SHARES.

                  8.1 GRANT OF PURCHASE RIGHT. Except as set forth below, on the Offering Date of each Offering Period, each Participant in such Offering Period shall be granted automatically a Purchase Right consisting of an option to purchase that number of shares equal to the quotient of (a) the aggregate payroll deductions withheld on behalf of such Participant during the Offering Period, divided by (b) the Purchase Price for that Offering Period. No Purchase Right shall be granted on an Offering Date to any person who is not, on such Offering Date, an Eligible Employee.

                  8.2 CALENDAR YEAR PURCHASE LIMITATION. Notwithstanding any provision of the Plan to the contrary, no Participant shall be granted a Purchase Right that permits his or her right to purchase shares of Stock under the Plan to accrue at a rate which, when aggregated with such Participant's rights to purchase shares under all other employee stock purchase plans of a Participating Company intended to meet the requirements of Section 423 of the Code, exceeds $25,000 in Fair Market Value (or such other limit, if any, as may be imposed by the Code) for each calendar year in which such Purchase Right is outstanding at any time. For purposes of the preceding sentence, the Fair Market Value of shares purchased during a given Offering Period shall be determined as of the Offering Date for such Offering Period. The limitation described in this
Section 8.2 shall be applied in conformance with applicable regulations under
Section 423(b)(8) of the Code.

         9.       PURCHASE PRICE.

         The Purchase Price at which each share of Stock may be acquired in an Offering Period upon the exercise of all or any portion of a Purchase Right shall be established by the Board; provided, however, that the Purchase Right shall not be less than eighty-five percent (85%) of the lesser of (a) the Fair Market Value of a share of Stock on the Offering Date of the Offering Period or
(b) the Fair Market Value of a share of Stock on the Purchase Date. Unless otherwise provided by the Board prior to the commencement of an Offering Period, the Purchase Price for that Offering Period shall be eighty-five percent (85%) of the lesser of (a) the Fair Market Value of a share of Stock on the Offering Date of the Offering Period or (b) the Fair Market Value of a share of Stock on the Purchase Date.

         10.      ACCUMULATION OF PURCHASE PRICE THROUGH PAYROLL DEDUCTION.

         Shares of Stock acquired pursuant to the exercise of all or any portion of a Purchase Right may be paid for only by means of payroll deductions from the Participant's Compensation accumulated during the Offering Period for which such Purchase Right was granted, subject to the following:

                  10.1 AMOUNT OF PAYROLL DEDUCTIONS. Except as otherwise provided herein, the amount to be deducted under the Plan from a Participant's Compensation on each payday during an Offering Period shall be determined by the Participant's Subscription Agreement. The Subscription Agreement shall set forth the percentage of the Participant's Compensation to be deducted on each payday during an Offering Period in whole percentages of not less than one percent (1%) (except as a result of an election pursuant to Section 10.3 to stop payroll deductions made effective following the first payday during an Offering) or more than ten percent (10%). Notwithstanding the foregoing, the Board may change the limits on payroll deductions effective as of any future Offering Date.

                  10.2 COMMENCEMENT OF PAYROLL DEDUCTIONS. Payroll deductions shall commence on the first payday following the Offering Date and shall continue to the end of the Offering Period unless sooner altered or terminated as provided herein.

                  10.3 ELECTION TO CHANGE OR STOP PAYROLL DEDUCTIONS. During an Offering Period, a Participant may elect to increase or decrease the rate of or to stop deductions from his or her Compensation by delivering to the Company's designated office an amended Subscription Agreement authorizing such change on or before the "Change Notice Date." The "Change Notice Date" shall be a date prior to the beginning of the first pay period for which such election is to be effective as established by the Company from time to time and announced to the Participants. Unless otherwise established by the Company, the Change Notice Date shall be the seventh day prior to the end of the first pay period for which such election is to be effective. A Participant who elects to decrease the rate of his or her payroll deductions to zero percent (0%) shall nevertheless remain a Participant in the current Offering Period unless such Participant withdraws from the Plan as provided in Section 12.1.

                  10.4 ADMINISTRATIVE SUSPENSION OF PAYROLL DEDUCTIONS. The Company may, in its sole discretion, suspend a Participant's payroll deductions under the Plan as the Company deems advisable to avoid accumulating payroll deductions in excess of the amount that could reasonably be anticipated to purchase the maximum number of shares of Stock permitted during a calendar year under the limit set forth in Section 8.2. Payroll deductions shall be resumed at the rate specified in the Participant's then effective Subscription Agreement at the beginning of the next Offering Period the Purchase Date of which falls in the following calendar year.

                  10.5 PARTICIPANT ACCOUNTS. Individual bookkeeping accounts shall be maintained for each Participant. All payroll deductions from a Participant's Compensation shall be credited to such Participant's Plan account and shall be deposited with the general funds of the Company. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose.

                  10.6 NO INTEREST PAID. Interest shall not be paid on sums deducted from a Participant's Compensation pursuant to the Plan.

                  10.7 VOLUNTARY WITHDRAWAL FROM PLAN ACCOUNT. A Participant may withdraw all or any portion of the payroll deductions credited to his or her Plan account and not previously applied toward the purchase of Stock by delivering to the Company's designated office a written notice on a form provided by the Company for such purpose. A Participant who withdraws the entire remaining balance credited to his or her Plan account shall be deemed to have withdrawn from the Plan in accordance with Section 12.1. Amounts withdrawn shall be returned to the Participant as soon as practicable after the withdrawal and the Company may from time to time establish or change limitations on the frequency of withdrawals permitted under this Section, establish a minimum dollar amount that must be retained in the Participant's Plan account or terminate the withdrawal right provided by this Section.

         11.      PURCHASE OF SHARES.

                  11.1 EXERCISE OF PURCHASE RIGHT. On each Purchase Date of an Offering Period, each Participant who has not withdrawn from the Plan and whose participation in the Offering for that Offering Period has not terminated before such Purchase Date shall automatically acquire pursuant to the exercise of the Participant's Purchase Right the number of whole shares of Stock determined by dividing (a) the total amount of the Participant's payroll deductions accumulated in the Participant's Plan account during the Offering Period and not previously applied toward the purchase of Stock by (b) the Purchase Price. However, in no event shall the number of shares purchased by the Participant during an Offering Period exceed the number of shares subject to the Participant's Purchase Right. No shares of Stock shall be purchased on a Purchase Date in any Offering Period on behalf of a Participant whose participation in the Offering for that Offering Period or the Plan has terminated before the Purchase Date.

                  11.2 PRO RATA ALLOCATION OF SHARES. In the event that the number of shares of Stock that might be purchased by all Participants in the Plan on a Purchase Date exceeds the number of shares of Stock available in the Plan as provided in Section 4.1, the Company shall make a pro rata allocation of the remaining shares in as uniform a manner as shall be practicable and as the Company shall determine to be equitable. Any fractional share resulting from such pro rata allocation to any Participant shall be disregarded.

                  11.3 DELIVERY OF CERTIFICATES. As soon as practicable after each Purchase Date, the Company shall arrange the delivery to each Participant, as appropriate, of a certificate representing the shares acquired by the Participant on such Purchase Date; provided that the Company may deliver such shares to a broker that holds such shares in street name for the benefit of the Participant. Shares to be delivered to a Participant under the Plan shall be registered in the name of the Participant or, if requested in writing by the Participant, in the name of the Participant and his or her spouse or, in the case of the Participant's death, the names of the beneficiaries of the Participant designated in the Participant's subscription agreement or, in the absence of such a designation, in the name of the Participant's estate.

                  11.4 RETURN OF CASH BALANCE. Any cash balance remaining in a Participant's Plan account following any Purchase Date shall be refunded to the Participant as soon as practicable after such Purchase Date. However, if the cash to be returned to a Participant pursuant to the preceding sentence is an amount less than the amount that would have been necessary to purchase an additional whole share of Stock on such Purchase Date, the Company may retain such amount in the Participant's Plan account to be applied toward the purchase of shares of Stock in the subsequent Purchase Period or Offering Period, as the case may be.

                  11.5 TAX WITHHOLDING. At the time a Participant's Purchase Right is exercised, in whole or in part, or at the time a Participant disposes of some or all of the shares of Stock he or she acquires under the Plan, the Participant shall make adequate provisions for the foreign, federal, state and local tax withholding obligations of the Participating Company Group, if any, that arise upon exercise of the Purchase Right or upon such disposition of shares, respectively. The Participating Company Group may, but shall not be obligated to, withhold from the Participant's compensation the amount necessary to meet such withholding obligations.

                  11.6 EXPIRATION OF PURCHASE RIGHT. Any portion of a Participant's Purchase Right remaining unexercised after the end of the Offering Period to which the Purchase Right relates shall expire immediately upon the end of the Offering Period.

                  11.7 REPORTS TO PARTICIPANTS. Each Participant who has exercised all or part of his or her Purchase Right shall receive, as soon as practicable after the Purchase Date, a report of such Participant's Plan account setting forth the total payroll deductions accumulated prior to such exercise, the number of shares of Stock purchased, the Purchase Price for such shares, the date of purchase and the cash balance, if any, remaining immediately after such purchase that is to be refunded or retained in the Participant's Plan account pursuant to Section 11.4. The report required by this Section may be delivered in such form and by such means, including by electronic transmission, as the Company may determine.

         12.      WITHDRAWAL FROM THE PLAN.

                  12.1 VOLUNTARY WITHDRAWAL FROM THE PLAN. A Participant may withdraw from the Plan by signing and delivering to the Company's designated office a written notice of withdrawal on a form provided by the Company for such purpose. Such withdrawal may be elected at any time prior to the end of an Offering Period. A Participant who voluntarily withdraws from the Plan is prohibited from resuming participation in the Plan in the same Offering from which he or she withdrew but may participate in any subsequent Offering by again satisfying the requirements of Sections 5 and 7.1. The Company may impose, from time to time, a requirement that the notice of withdrawal from the Plan be on file with the Company's designated office for a reasonable period prior to the effectiveness of the Participant's withdrawal.

                  12.2 RETURN OF PAYROLL DEDUCTIONS. Upon a Participant's voluntary withdrawal from the Plan pursuant to Section 12.1, the Participant's accumulated payroll deductions that have not been applied toward the purchase of shares of Stock shall be refunded to the Participant as soon as practicable after the withdrawal, without the payment of any interest, and the Participant's interest in the Plan shall terminate. Such accumulated payroll deductions to be refunded in accordance with this Section may not be applied to any other Offering under the Plan.

         13.      TERMINATION OF EMPLOYMENT OR ELIGIBILITY.

         Upon a Participant's ceasing, prior to a Purchase Date, to be an Employee of the Participating Company Group for any reason, including retirement, disability or death, or the failure of a Participant to remain an Eligible Employee, the Participant's participation in the Plan shall terminate immediately. In such event, the payroll deductions credited to the Participant's Plan account since the last Purchase Date shall, as soon as practicable, be returned to the Participant or, in the case of the Participant's death, to the Participant's legal representative, and all of the Participant's rights under the Plan shall terminate. Interest shall not be paid on sums returned pursuant to this Section 13. A Participant whose participation has been so terminated may again become eligible to participate in the Plan by again satisfying the requirements of Sections 5 and 7.1.

         14.      CHANGE IN CONTROL.

                  14.1     DEFINITIONS.

                           (a) An "Ownership Change Event" shall be deemed to have occurred if any of the following occurs with respect to the
         Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange or transfer of the assets of the Company substantially as an entirety; or (iv) a liquidation or dissolution of the Company.

                           (b) A "Change in Control" shall mean an Ownership Change Event or a series of related Ownership Change Events (collectively, the "Transaction") wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company's voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting stock of the Company or the corporation or corporations to which the assets of the Company were transferred (the "Transferee Corporation(s)"), as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting stock of one or more corporations that, as a result of the Transaction, own the Company or the Transferee Corporation(s), as the case may be, either directly or through one or more subsidiary corporations. The Board shall have the right to determine whether multiple sales or exchanges of the voting stock of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

                  14.2 EFFECT OF CHANGE IN CONTROL ON PURCHASE RIGHTS. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or parent corporation thereof, as the case may be (the "Acquiring Corporation"), may assume the Company's rights and obligations under the Plan. If the Acquiring Corporation elects not to assume the Company's rights and obligations under outstanding Purchase Rights, the Purchase Date of the then current Offering Period (or Purchase Price) shall be accelerated to a date before the date of the Change in Control specified by the Board, but the number of shares of Stock subject to outstanding Purchase Rights shall not be adjusted. All Purchase Rights that are neither assumed by the Acquiring Corporation in connection with the Change in Control nor exercised as of the date of the Change in Control shall terminate and cease to be outstanding effective as of the date of the Change in Control.

         15.      NONTRANSFERABILITY OF PURCHASE RIGHTS.

         A Purchase Right may not be transferred in any manner otherwise than by will or the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant.

         16.      COMPLIANCE WITH SECURITIES LAW.

         The issuance of shares under the Plan shall be subject to compliance with all applicable requirements of federal, state and foreign laws and regulations with respect to such securities. A Purchase Right may not be exercised if the issuance of shares upon such exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any securities exchange or market system upon which the Stock may then be listed. In addition, no Purchase Right may be exercised unless (a) a registration statement under the Securities Act of 1933, as amended, shall at the time of exercise of the Purchase Right be in effect with respect to the shares issuable upon exercise of the Purchase Right or (b) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Purchase Right may be issued in accordance with the terms of an applicable exemption from the registration requirements of said Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company's legal counsel to be necessary to the lawful issuance and sale of any shares under the Plan shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of a Purchase Right, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Company.

         17.      RIGHTS AS A STOCKHOLDER AND EMPLOYEE.

         A Participant shall have no rights as a stockholder by virtue of the Participant's participation in the Plan until the date of the issuance of a certificate for the shares purchased pursuant to the exercise of one or more of such Participant's Purchase Rights (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 4.2. Nothing herein shall confer upon a Participant any right to continue in the employ of the Participating Company Group or interfere in any way with any right of the Participating Company Group to terminate the Participant's employment at any time.

         18.      LEGENDS.

         The Company may at any time place legends or other identifying symbols referencing any applicable federal, state or foreign securities law restrictions or any provision convenient in the administration of the Plan on some or all of the certificates representing shares of Stock issued under the Plan. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to a Purchase Right in the possession of the Participant in order to carry out the provisions of this Section.

         19.      NOTIFICATION OF SALE OF SHARES.

         The Company may require the Participant to give the Company prompt notice of any disposition of shares acquired by exercise of a Purchase Right within two years from the date of granting such Purchase Right or one year from the date of exercise of such Purchase Right. The Company may require that until such time as a Participant disposes of shares acquired upon exercise of a Purchase Right, the Participant shall hold all such shares in the Participant's name (or, if elected by the Participant, in the name of the Participant and his or her spouse but not in the name of any nominee) until the lapse of the time periods with respect to such Purchase Right referred to in the preceding sentence. The Company may direct that the certificates evidencing shares acquired by exercise of a Purchase Right refer to such requirement to give prompt notice of disposition.

         20.      NOTICES.

         All notices or other communications by a Participant to the Company under or in connection with the Plan shall be in writing and shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

         21.      INDEMNIFICATION.

         In addition to such other rights of indemnification as they may have as members of the Board or officers or employees of the Participating Company Group, members of the Board and any officers or employees of the Participating Company Group to whom authority to act for the Board or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys' fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding or in connection with any appeal related thereto, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

         22.      AMENDMENT OR TERMINATION OF THE PLAN.

         The Board may at any time amend or terminate the Plan, except that (a) such termination shall not affect Purchase Rights previously granted under the Plan, except as permitted under the Plan, and (b) no amendment may adversely affect a Purchase Right previously granted under the Plan (except to the extent permitted by the Plan or as may be necessary to qualify the Plan as an employee stock purchase plan pursuant to Section 423 of the Code or to obtain qualification or registration of the shares of Stock under applicable federal, state or foreign securities laws). In addition, an amendment to the Plan must be approved by the stockholders of the Company within 12 months of the adoption of such amendment if such amendment would authorize the sale of more shares than are authorized for issuance under the Plan or would change the definition of the corporations that may be designated by the Board as Participating Companies. In the event that the Board approves an amendment to increase the number of shares authorized for issuance under the Plan (the "Additional Shares"), the Board, in its sole discretion, may specify that such Additional Shares may only be issued pursuant to Purchase Rights granted after the date on which the stockholders of the Company approve such amendment, and such designation by the Board shall not be deemed to have adversely affected any Purchase Right granted prior to the date on which the stockholders approve the amendment.

IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing U.S. Concrete, Inc. 2000 Employee Stock Purchase Plan was duly adopted by the Compensation Committee of the Board of Directors of the Company on March 29, 2000.

                                                  /s/ Donald C. Wayne
                                                  ------------------------------
                                                  Secretary

                                                                 (Front of Card)

                               U.S. CONCRETE, INC.

                  PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 16, 2000

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael W. Harlan and Donald C. Wayne, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of Common Stock in U.S. Concrete, Inc., a Delaware corporation (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 16, 2000, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company dated April 18, 2000 (the "Proxy Statement") and
(2) in their discretion upon such other maters as may properly come before the meeting.

ALL SHARES OF COMMON STOCK REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL NO. 1 AND FOR PROPOSAL NOS. 2 AND 3.

                                                                  (Back of Card)

                   PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD
                              AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                               U.S. CONCRETE, INC.

                                  MAY 16, 1999

                Please detach and mail in the envelope provided.

--------------------------------------------------------------------------------


         [X] Please mark votes as in this example.

         A vote FOR the following proposals is recommended by the Board of
Directors:

              [ ] FOR all nominees                 [ ] WITHHOLD
           listed below (except as indicated    AUTHORITY to vote for all
           to the contrary below).  *           nominees listed below.

         PROPOSAL NO. 1. To elect Eugene P. Martineau, Michael W. Harlan and Peter T. Dameris to the Board of Directors to serve until the 2003 Annual Meeting of Stockholders and until their respective successors are elected and qualified:

         * INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, PLEASE WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED HERE.



         PROPOSAL NO. 2. To approve the U.S. Concrete, Inc. 2000 Employee Stock Purchase Plan.

                    [ ] FOR     [ ] AGAINST     [ ] ABSTAIN

         PROPOSAL NO. 3. To ratify the appointment of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 2000.

                    [ ] FOR     [ ] AGAINST     [ ] ABSTAIN

                                    MARK HERE                  MARK HERE
                                    FOR ADDRESS                IF YOU PLAN
                                    CHANGE AND     [ ]         TO ATTEND     [ ]
                                    NOTE AT LEFT.              THE MEETING.

The undersigned hereby revokes all previous proxies given. This Proxy may be revoked at any time prior to a vote thereon. Receipt of the accompanying Proxy Statement and Annual Report of the Company for the fiscal year ended December 31, 1999, is hereby acknowledged.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appears on this card. If shares stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign this Proxy. If shares are held of record by a corporation, this Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute this Proxy for a deceased stockholder should give their full title. Please date the Proxy.

Date:
     ---------------------            ------------------------------------------
                                      Signature

Date:
     ---------------------            ------------------------------------------
                                      Signature